Exhibit 1.19

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

THIS TRANSACTION AND THE INITIAL OFFER (EACH AS DEFINED BELOW) ARE PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION AND THE INITIAL OFFER ARE SUBJECT TO THE DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

PRESS RELEASE

Results of the exercise of the withdrawal rights
Non-withdrawing shareholders at 96% of Campari’s share capital
Rights offer pursuant to
article 2437-quater, paragraph 2, of the Italian Civil Code

Milan, May 21, 2020

1.
Withdrawals results. In relation to the transfer of Davide Campari-Milano S.p.A.’s (Campari or Company) registered office to the Netherlands, with simultaneous transformation of the Company into a Naamloze Vennootschap (N.V.) governed by Dutch law (the Transaction), Campari informs that the withdrawal right was validly exercised in relation to no. 46,007,717 Campari shares (the Withdrawn Shares), equal to approximately 4% of the share capital.  Based on the withdrawal price of €8.376 per share, determined in accordance with Article 2437-ter, paragraph 3 of the Italian Civil Code (the Withdrawal Price), the aggregate withdrawal liquidation price is equal to €385,360,637.59.

2.
Withdrawal procedure: the Initial Offer of the Withdrawn Shares to the non-withdrawing shareholders. In accordance with the mandatory liquidation procedure provided by applicable Italian law, the Withdrawn Shares shall first be offered to those Campari’s shareholders who did not exercise their withdrawal right (the Initial Offer) (i) on a pro rata option right basis (diritto di opzione), (ii) at the same Withdrawal Price and (iii) for a period of at least thirty days (the Initial Offer Period). The Initial Offer Period will start on 22 May 2020 and will expire on 21 June 2020, both inclusive. Campari’s shareholders exercising their option rights within the Initial Offer will also be entitled to exercise their pre-emptive right (diritto di prelazione) to purchase the Withdrawn Shares that might remain unsold after the Initial Offer. Shareholders intending to exercise such pre-emptive rights must so request simultaneously with the exercise of their option rights. Should the number of Withdrawn Shares so requested be greater than the number of Withdrawn Shares remained unsold, an allotment will be made among all requesting shareholders pro rata to the option rights exercised. Additional terms and conditions of the Initial Offer will be set forth in a specific notice, which will be filed with the Companies’ Register of Milan, published on a national newspaper and made available on the Campari corporate website (www.camparigroup.com).

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

3.
Withdrawal procedure: potential subsequent sale of unabsorbed Withdrawn Shares to third parties. In accordance with applicable law, if Withdrawn Shares remain unabsorbed after the completion of the Initial Offer, such unabsorbed shares may be offered and sold to third parties (the Potential Subsequent Placement) and transactions may be entered to mitigate the potential cash outlays and cost resulting from their liquidation.

4.
Calling of a new EGM. In light of the current market conditions, it is realistic to assume that-even accounting for the commitment of the controlling shareholder of Campari, Lagfin S.C.A., Société en Commandite par Actions (Lagfin), to purchase Withdrawn Shares up to an amount of €76.5 million-the aggregate liquidation price of the Withdrawn Shares likely to remain unabsorbed after the Initial Offer will significantly exceed the €150 million cap set out as condition precedent (the €150 Million Cap). Should this scenario occur (and unless the Withdrawn Shares could be successfully sold to third parties in the framework of the Potential Subsequent Placement), the Board of Directors will be able to avoid the completion of a Transaction generating a cost to the Company deemed unreasonable (see below) simply by virtue of the non-occurrence of the condition precedent.

However, unlikely as it may be based on the current market conditions, the scenario cannot be ruled out whereby, at the end of the Initial Offer, the liquidation price of the unabsorbed Withdrawn Shares ends up being lower than the €150 Million Cap, but nevertheless such to generate an unreasonable cost on the Company (see below). Consequently, considering that the results of the Initial Offer will be known not before the second half of June 2020, in accordance with the plan announced on March 16/19, the Board of Directors has decided to nevertheless convene an extraordinary shareholders’ meeting by June 30, 2020 (the New EGM) so as to give the shareholders the ex post right to cancel the Transaction in light of the expected cash outflow and potential cost deriving from the liquidation of actual withdrawals.  In the event that the €150 Million Cap remains exceeded after the Initial Offer, the New EGM would result unnecessary and (also considering the Covid-19-related restrictions) it is currently envisaged that there would be no reason to be held.

5.
Board’s recommendations and anticipated line of action. Campari confirms its strong commitment to complete the Transaction, which constitutes one of the pillars of the long-term strategy of Campari Group and acknowledges that 96% of Campari’s shareholders did not withdraw (despite the unprecedented, unfavourable general macroeconomic environment and the stock price during the withdrawal period being materially lower than the Withdrawal Price).

However, the Board confirms that, in line with the recommendation indicated in the press releases of 16/19 March 2020, it deems that the completion of the Transaction would not be in the interest of the Company if the cost to be borne by the Company in connection with the liquidation of the Withdrawn Shares would exceed ca. €7/8 million. Such threshold corresponds to the 3 million withdrawn shares set out as acceptable level of cost in the 19 March press release, calculated on the basis of the spread between the withdrawal price and the prevailing market prices during the period before the 19 March press release.

The Board will accordingly confirm its recommendation to the New EGM to revoke the resolution approving the Transaction if the liquidation of the Withdrawn Shares were to generate a cost on the Company exceeding such level (the final decision being anyway the responsibility of the New EGM).

If instead after the Initial Offer the €150 Million Cap were exceeded thus making the New EGM unnecessary, the Board will seek to complete the Transaction within the expiry of the term for the liquidation of the withdrawals (i.e. 180 days from the exercise of the withdrawal rights), but within the set limit of tolerable cost.

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

Shareholders are reminded that, in accordance with the terms of the Transaction, the settlement of the Initial Offer and any payment of the consideration to the withdrawing shareholders remains conditional upon the Transaction becoming effective and that, pending the procedures indicated above, the Withdrawn Shares will remain blocked until the 180th day after the receipt of the withdrawal notices.

6.
Considering the strong and solid strategic rationale of the Transaction, as already announced, in the event that the Transaction cannot be completed for any reason (including if the March 27 EGM’s proposed resolution approving the Transaction is revoked by the New EGM), it will submit it to the shareholders’ approval once again as soon as the market and stock price conditions will stabilize and cease to be affected by the current extraordinary circumstances.

7.
The controlling shareholder of Campari, Lagfin, confirmed its long-term commitment to the Campari Group and its support to the Transaction. Therefore, except for the occurrence of extraordinary and unforeseeable circumstances (other than the outbreak of COVID-19 and the known effects thereof), Lagfin will stand by its undertaking to exercise its options rights provided for under article 2437-quater of the Italian Civil Code to acquire withdrawn shares up to an aggregate amount of €76.5 million.

Lagfin also confirmed its support to the decision of the Board of Directors to set limits to the potential cost of the Transaction upon the Company and requested to have access to certain information relating to the withdrawing shareholders and has engaged Goldman Sachs International and UBS to explore potential solutions that could permit the completion of the Transaction within the reasonable level of cost upon the Company (as per the Board recommendations) and within a cost deemed tolerable by Lagfin.

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Campari will communicate to the market the results of the Initial Offer and any material development pursuant to applicable laws and regulations.

Should the Transaction not be completed, the Withdrawn Shares will continue to be owned by the shareholders which have exercised the withdrawal right, without any payment in their favour.

For further details, please refer to the documentation drawn up in relation to the Transaction available on the corporate website of Campari (www.camparigroup.com).

For further information

Investor Relations
Chiara Garavini	Tel. +39 02 6225 330	Email: chiara.garavini@campari.com
Corporate Communications
Enrico Bocedi	Tel. +39 02 6225 680	Email: enrico.bocedi@campari.com

http://www.camparigroup.com/en/investor
http://www.camparigroup.com/en

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NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an  invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

This press release does not constitute an offer of sale of securities in the United States under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or in any other jurisdiction in which it is illegal to make such an offer, or a solicitation of votes for the Shareholders’ Meeting mentioned in this document. The securities referred to in this press release have not been and will not be registered in accordance with the Securities Act or the securities laws of any state or other jurisdiction of the United States, and any statement to the contrary constitutes a breach of the law. The securities referred to herein have not been approved, disapproved or recommended by the U.S. Securities and Exchange Commission, any state securities commission in the United States or any other U.S. regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the offering of the securities referred to herein. The securities referred to in this press release may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act, and in compliance with any applicable securities laws of any state or other jurisdiction of the United States.

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Forward Looking Statements

This communication contains certain forward-looking statements relating to Campari and the proposed transaction. All statements included in this communication concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors, including, but not limited to, the following: volatility and deterioration of capital and financial markets, changes in general economic conditions, economic growth and other changes in business conditions, changes in government regulation, uncertainties as to whether the proposed transaction will be consummated, uncertainties as to the timing of the proposed transaction, uncertainties as to how many shareholders will participate in the proposed transaction, the risk that the announcement of the proposed transaction may make it more difficult for Campari Group to establish or maintain relationships with its employees, suppliers and other business partners, the risk that the businesses of Campari Group will be adversely impacted during the pendency of the proposed transaction; the risk that the operations of Campari Group will not be integrated successfully, and other economic, business and competitive factors affecting the businesses of Campari Group. Such factors include, but are not limited to: (i) changes in the laws, regulations or policies of the countries where Campari Group operates; (ii) the adoption, both at a global level and in the countries where Campari Group operates, of restrictive public policies that have an impact on the production, distribution, marketing, labelling, importation, price, sale or consumption of alcoholic products; (iii) long-term changes in consumers’ preferences and tastes, social or cultural trends resulting in a reduction in the consumption of products of the Campari Group as well as in purchasing patterns and the ability of Campari Group to anticipate these changes in the marketplace; and (iv) increased production costs and volatility of raw materials’ prices.

Therefore, Campari and its affiliates, directors, advisors, employees and representatives, expressly disclaim any liability whatsoever for such forward-looking statements.

These forward-looking statements speak only as of the date of this communication and Campari does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.